Exhibit 99.1

VISTRA ENERGY AND DYNEGY TO COMBINE TO CREATE LEADING INTEGRATED POWER COMPANY

•                  Nearly $4 Billion in Equity Value Projected to be Created via Expected EBITDA, Free Cash Flow and Tax Synergies, and Operational Improvements

•                  Combination Projected to Maintain Industry-Leading Strong Balance Sheet with Substantial Liquidity

•                  More Than $5 Billion in Excess Capital Projected to Be Available for Capital Allocation Through 2022 with an Emphasis on Achieving 3 Times Gross Debt to EBITDA by Year-End 2019

•                  Combined Business Expected to Benefit from Earnings, Fuel, Market, and Geographic Diversification with Approximately 50 Percent of Gross Margin Projected from Capacity Payments and Retail

•                  Projected to Have Lowest Cost Structure in Industry with Benefits of Significant Economies of Scale and Best-in-Class Power Plant Operations

•                  Integrated Power Company with a Leading Position in ERCOT, PJM and ISO-NE; 40 Gigawatts (GW) of Installed Capacity with an Estimated 180 Terawatt Hours (TWhs) of Electricity Generated and Approximately 2.9 Million Retail Customers with an Estimated 75 TWh Hours of Load Served

•                  Dynegy’s Leading CCGT Generation Fleet Provides Platform to Expand Vistra Energy’s Premier Integrated ERCOT Model to the Midwest and Northeast

•                  Vistra Energy and Dynegy to Host Conference Call at 8:30 am ET Today

IRVING, TEXAS & HOUSTON—OCT. 30, 2017 — Vistra Energy (NYSE: VST), the parent company for TXU Energy and Luminant, and Dynegy Inc. (NYSE: DYN) today announced that their Boards of Directors have approved, and the companies have executed, a definitive merger agreement pursuant to which Dynegy will merge with and into Vistra Energy in a tax-free, all-stock transaction, creating the leading integrated power company across the key competitive power markets in the United States. The resulting company is projected to have a combined market capitalization in excess of $10 billion and a combined enterprise value greater than $20 billion.

Under the terms of the agreement, Dynegy shareholders will receive 0.652 shares of Vistra Energy common stock for each share of Dynegy common stock they own, resulting in Vistra Energy and Dynegy shareholders owning approximately 79 percent and 21 percent, respectively, of the combined company. Based on Vistra Energy’s closing share price of $20.30 on October 27, 2017 and the aforementioned exchange ratio, Dynegy shareholders would receive $13.24 per Dynegy share. Through the all-stock transaction, both Vistra Energy and Dynegy shareholders are expected to benefit from an estimated $350 million in projected annual run-rate EBITDA value levers, additional annual free cash flow value levers of approximately $65 million (after tax), and approximately $500-600 million in projected net present value benefit from tax synergies.

The combination of Dynegy’s generation capacity and existing retail footprint with Vistra Energy’s integrated ERCOT model is expected to create the lowest-cost integrated power company in the industry and to position the combined company as the leading integrated retail and generation platform throughout key competitive power markets in the U.S. Together with Dynegy, Vistra Energy will serve approximately 240,000 commercial and industrial (C&I) customers and 2.7 million residential customers in five top retail states, with estimated retail sales of 75 terawatt (TWh) hours in 2018. The combined company will also own approximately 40 GW of installed generation capacity. Of that capacity, more than 60 percent is natural gas-fueled, and 84 percent is in the ERCOT, PJM, and ISO-NE competitive power markets.

Vistra Energy President and Chief Executive Officer Curt Morgan said, “This combination represents a transformative opportunity to create the leading integrated power company in the United States. Combining Vistra Energy’s leading retail and commercial operations with Dynegy’s leading CCGT fleet and geographically diverse portfolio is expected to create a company with significant earnings diversification and scale. The resulting combined enterprise is projected to have the lowest-cost structure in the industry and will benefit from weather and market diversification that, when combined with Vistra Energy’s balance sheet strength, will provide a platform for future growth. The result will be a leading integrated power company with significant scale in the key U.S. competitive markets. We look forward to building on Vistra Energy and Dynegy’s highly attractive business mix and asset quality to deliver enhanced value to current shareholders of both companies and attract and retain new investors on a long-term, sustainable basis.”

Dynegy President and Chief Executive Officer Bob Flexon stated, “Our combination with Vistra Energy accelerates Dynegy’s strategic initiatives of strengthening our balance sheet while creating the preeminent integrated power company. Vistra Energy’s strength in retail combined with Dynegy’s infrastructure and generation capabilities will provide an unmatched, highly efficient integrated business in key competitive markets. The premium offered to Dynegy shareholders reflects the quality of our generation assets and the retail business we have built over the past five years. In addition, with the all-stock transaction, shareholders of both companies will benefit from the significant projected synergies and financial flexibility enabled by the combined company’s strong balance sheet and cash flow profile. We at Dynegy are proud of what we have accomplished, and we look forward to this exciting next step in the company’s evolution.”

Projected Strategic and Financial Benefits of the Combination

•                  Creates Leading Integrated Retail and Generation Platform: The combined company will have approximately 40 gigawatts (GW) of high-quality, low-cost, environmentally compliant power generation assets concentrated in ERCOT, PJM, and ISO-NE, the most desirable competitive markets in the U.S. Complementing the 12-state generation portfolio is a combined retail platform serving more than 2.9 million retail customers with an estimated 75 TWhs of electricity sales in 2018. The combined company’s premier wholesale generation portfolio will serve as a platform for accelerated growth of this retail business. Approximately half of the combined company’s gross margin is projected to be derived from capacity revenues and retail margin.

•                  Significant Value Creation Opportunity Projected to Total Nearly $4 Billion: The combined company is projected to achieve approximately $350 million in annual run-rate EBITDA value levers by streamlining general and administrative costs, implementing fleet-wide best-in-class operating practices, driving procurement efficiencies, and eliminating other duplicative costs. Vistra Energy estimates the full run-rate of EBITDA value levers will be achieved in approximately 12 months of closing. In addition, the combined company is expected to benefit from approximately $65 million (after tax) of incremental annual run-rate free cash flow benefits from balance sheet and capital expenditure efficiencies. Finally, the combined company is expected to benefit from the utilization of approximately $2.0-2.5 billion of legacy Dynegy Net Operating Losses (NOLs) with an estimated net present value of approximately $500-600 million.

•                  Strong Financial Profile: The combined company is expected to have a strong financial profile with projected proforma liquidity of approximately $3.9 billion as of April 30, 2018 and gross debt to EBITDA declining to the company’s targeted 3 times by year-end 2019 (with net debt to EBITDA of 2.6 times by year-end 2019). With approximately $14 billion of adjusted EBITDA expected to be generated between 2018 and 2022, the combined company is projected to have approximately $5.5 billion in excess capital available for allocation toward balance sheet improvements (including any debt repayments required to achieve the company’s 3 times gross debt to EBITDA target), growth investments, and other value accretive opportunities.

Management, Board of Directors and Headquarters

Following the close of the transaction, the combined company will be led by Curt Morgan as President and Chief Executive Officer. Bill Holden will serve as the Chief Financial Officer with Jim Burke as the Chief Operating Officer.

The Board of Directors is expected to have a total of 11 directors consisting of the current eight members of the Vistra Energy Board and three members from Dynegy’s Board.

The Dynegy Board of Directors and Mr. Flexon have mutually agreed to extend his employment as permitted under the terms of his existing employment agreement for one year. Mr. Flexon will continue to serve as President and Chief Executive Officer of Dynegy through April 30, 2019 or the date the transaction closes, whichever comes first.

The combined company’s headquarters will be in Irving, Texas. In addition, the combined entity has retail offices in Houston, Texas, Cincinnati, Ohio, and Collinsville, Illinois.

Conditions and Timing

The companies anticipate closing the transaction in the second quarter of 2018.

The transaction is subject to certain regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and approval by the Federal Energy Regulatory Commission, the Federal Communications Commission, the Public Utility Commission of Texas, the New York Public Service Commission, and other customary closing conditions. The transaction is subject to approval by the shareholders of Vistra Energy and Dynegy. In addition, the transaction will not require any refinancing of Vistra Energy’s or Dynegy’s debt, but preserves flexibility for opportunistic refinancing at, or after, closing.

Advisors

Citi is serving as financial advisor, Credit Suisse is serving as capital markets advisor, and Simpson Thacher & Bartlett LLP is serving as legal advisor to Vistra Energy.

PJT Partners and Morgan Stanley are serving as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Dynegy.

Conference Call/Webcast

Vistra Energy and Dynegy will host a joint conference call to discuss the merger today at 8:30 am ET (7:30 am CT). The call will be webcast live at www.vistraenergy.com and www.dynegy.com. Alternatively, callers may dial (844) 579-6824 within the United States or (763) 488-9145 from outside the U.S. utilizing the Conference ID 3685219. It is recommended that participants call 20 minutes ahead of the scheduled start time.

Shortly before the conference call begins, slides will be posted under the investor relations sections of each company’s website that will be referred to during the call.

A webcast replay and transcript of the call will be available approximately 24 hours following the call at www.vistraenergy.com and www.dynegy.com.

ABOUT DYNEGY

Throughout the Northeast, Mid-Atlantic, Midwest, and Texas, Dynegy operates 27,000 megawatts (MW) of power generating facilities capable of producing enough energy to supply more than 22 million American homes. With 17,000 MW fueled by natural gas and more than 9,000 MW fueled by coal, our plants can generate enough electricity to power more than 17 million homes. We generate power safely and responsibly for 1.2 million electricity customers who depend on that energy to grow and thrive.

ABOUT VISTRA ENERGY

Vistra Energy is a premier Texas-based energy company focused on the competitive energy and power generation markets through operation as the largest retailer and generator of electricity in the growing Texas market. Our integrated portfolio of competitive businesses consists primarily of TXU Energy and Luminant. TXU Energy sells retail electricity and value-added services (primarily through our market-leading TXU Energy™ brand) to approximately 1.7 million residential and business customers in Texas. Luminant generates and sells electricity and related products from our diverse fleet of generation facilities totaling approximately 18,000 MW of generation in Texas, including 2,300 MW fueled by nuclear power, 8,000 MW fueled by coal, and 7,500 MW fueled by natural gas, and is a large purchaser of renewable power including wind and solar-generated electricity. The company is currently developing one of the largest solar facilities in Texas by capacity.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Vistra Energy and Dynegy operate and beliefs of and assumptions made by Vistra Energy’s management and Dynegy’s management, involve risks and uncertainties, which are difficult to predict and are not guarantees of future performances, that could significantly affect the financial results of Vistra Energy or Dynegy or the combined company. All statements, other than statements of historical facts, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “might”, “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “shall,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would,” “guidance,” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. Readers are cautioned not to place undue reliance on forward-looking statements. Although Vistra Energy and Dynegy believe that in making any such forward-looking statement, Vistra Energy’s and Dynegy’s expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including but not limited to (i) the failure to consummate or delay in consummating the proposed transaction; (ii) the risk that a condition to closing of the proposed transaction may not be satisfied; (iii) the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated or that cause the parties to abandon the proposed transaction; (iv) the effect of the announcement of the proposed transaction on Vistra Energy’s and Dynegy’s relationships with their respective customers and their operating results and businesses generally (including the diversion of management time on transaction-related issues); (v) the risk that the credit ratings of the combined company or its subsidiaries are different from what Vistra Energy and Dynegy expect; (vi) adverse changes in general economic or market conditions (including changes in interest rates) or changes in political conditions or federal or state laws and regulations; (vii) the ability of the combined company to execute upon the strategic and performance initiatives contemplated herein (including the risk that Vistra Energy’s and Dynegy’s respective businesses will not be integrated successfully or that the cost savings, synergies and growth from the proposed transaction will not be fully realized or may take longer to realize than expected); (viii) there may be changes in the trading prices of Vistra Energy’s and Dynegy’s common stock prior to the closing of the proposed transaction; and (ix) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Vistra Energy and Dynegy from time to time, including (a) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and (b) the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Dynegy’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, neither Vistra Energy nor Dynegy undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all of them; nor can Vistra Energy or Dynegy assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

This communication relates to the proposed merger pursuant to the terms of the Agreement and Plan of Merger, dated as of October 29, 2017, by and between Vistra Energy and Dynegy. The proposed transaction will be submitted to the respective stockholders of Dynegy and Vistra Energy for their consideration. In connection with the proposed merger, Vistra Energy expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Vistra Energy and Dynegy that also constitutes a prospectus of Vistra Energy (the “joint proxy statement”), which joint proxy statement will be mailed or otherwise disseminated to Vistra Energy stockholders and Dynegy stockholders when it becomes available. Vistra Energy and Dynegy also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VISTRA ENERGY, DYNEGY, THE PROPOSED MERGER AND RELATED MATTERS. You may obtain a free copy of the joint proxy statement and other relevant documents (if and when they become available) filed by Vistra Energy and Dynegy with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Vistra Energy with the SEC will be available free of charge on Vistra Energy’s website at www.vistraenergy.com or by contacting Vistra Energy Investor Relations at 214-812-0046 or at investor@vistraenergy.com. Copies of the documents filed by Dynegy with the SEC will be available free of charge on Dynegy’s website at www.dynegy.com or by contacting Dynegy Investor Relations at (713) 507-6466 or at ir@dynegy.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Vistra Energy and Dynegy and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. You can find information about Vistra Energy’s directors and executive officers in Vistra Energy’s prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act on May 9, 2017 (as supplemented), and on its website at www.vistraenergy.com. You can find information about Dynegy’s directors and executive officers in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 30, 2017, and on its website at www.dynegy.com. Additional information regarding the interests of such potential participants will be included in the joint proxy statement and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Vistra Energy or Dynegy using the sources indicated above.

NO OFFER OF SOLICITATION

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

VISTRA ENERGY CONTACTS

Media

Allan Koenig

214-875-8004

Media.Relations@vistraenergy.com

Analysts

Molly Sorg

Investor@vistraenergy.com

DYNEGY CONTACTS

Media

713-767-5800

Investors

713-507-6466